CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the use in this Post Effective Amendment No. 15 to Registration Statement No. 333-86067 (Investment Company Act of 1940 file No. 811-09561) on Form N-1A of Century Capital Management Trust, of our report dated December 21, 2004, appearing in the Annual Report to Shareholders of Century Shares Trust and Century Small Cap Fund (each series of Century Capital Management Trust) for the year ended October 31, 2004, appearing in the Prospectus, which is part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is also part of such Registration Statement.



Boston, Massachusetts
July 15, 2005